Athena Silver Corporation (f/k/a Golden West Brewing Company, Inc.) Acquires Silver Property Purchase Contract

BOULDER, COLORADO.  Athena Silver Corporation f/k/a Golden West Brewing Company, Inc. (“Athena Silver” or the “Company”) (OTCBB: GWBC) January 7, 2010.

Effective January 5, 2009, Athena Silver announced that its wholly-owned subsidiary, Athena Minerals, Inc., (“Athena Minerals”) has entered into an Assignment of Sale and Purchase Agreement and Joint Escrow Instructions (“Agreement”) pursuant to which Athena Minerals acquired from John C. Power, the Company’s President, all of his rights under a  Sale and Purchase Agreement and Joint Escrow Instructions that he entered into effective December 4, 2009 (the “PSA”).  The PSA is effectively an option to purchase certain property located in San Bernardino County, California (the “Property”).  Under the terms of the PSA, subject to making certain milestone payments to the seller totaling, in the aggregate, $200,000, the Company through Athena Minerals will have until July 15, 2012 to conduct due diligence and evaluation of the Property.  Should the Company elect to purchase the Property on or before that deadline, the PSA requires the payment of an additional $1.8 million and the balance of the purchase price in installments to the seller. The purchase price for the Property will be the greater of (i) $8.0 million or (ii) the then current price of 500,000 troy ounces of silver.

The subject Property is a 413.22 acre group of patented mining claims (20 x 20.66 acres)  located in the Calico Mining District.  This property is located at the base of the Calico Mountains northwest of Barstow, in San Bernardino County, CA.    These are patented mining claims meaning the land would be owned in addition to the mineral rights.   The original mineral validity report was done by a large NYSE energy company in 1974.  The estimated mineral reserves contained on the Property as reported then were as follows: 22,000,000 ton ore body, silver grading at 2.37 ounces per ton for a total of 52.14 million ounces, with barite grading at 7.9% for a total of 1.73 million tons. The Company has not independently verified the estimates contained in the report and cannot attest to its accuracy.  The Property was previously mined in the late 1800s.

According to John Power, CEO, "There were over 16,000 assays and over 80,000 lineal feet of exploratory drilling (over 200 holes averaging approx 500’ each) done on this property when it was originally patented. The drill logs, mineral report and related data provide a great resource for verifying the size and grade of this property’s deposit.   We are fortunate to have a property of this potential under option.”

“We still face numerous challenges for this project ranging from economic feasibility, environmental issues, project financing and regulatory permitting issues that will likely take several years.    Our initial focus will be to complete our due diligence on the project.   If we successfully conclude our diligence we plan to proceed with the purchase and permitting of this Property.“

    Safe Harbor

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such statement reflects the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. A discussion of important factors that could cause actual results to differ from those presented is included in the Company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov). Contact: John C. Power, CEO;  707-884-3766 ; johncaseypower@gmail.com

In anticipation of the events described in this announcement, the Company’s Board of Directors and Shareholders previously approved a name change to “Athena Silver Corporation”.  A Certificate of Amendment has been filed with the Delaware Secretary of State to effect the name change; however, as of the date of this announcement, the Company has yet to receive confirmation that the Certificate of Amendment has been accepted.  In addition, the name change is also pending with FINRA.